Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST TERMINATION UPDATE

As previously announced, Southwest Bank, the trustee of the Dominion Resources Black Warrior Trust (the “Trust”), was informed by Walter Energy, Inc., the parent of Walter Black Warrior Basin LLC (the “Company”), that it, together with certain of its subsidiaries and affiliates, including the Company (“Debtors”) filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) with the United States District Court for the Northern District of Alabama Southern Division (the “Bankruptcy Court”) on July 15, 2015 and that it has an agreement with lenders regarding a pre-negotiated restructuring plan. There have been several rulings related to the bankruptcy proceedings as disclosed by the Trust in Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on each of August 19, 2015, September 16, 2015, November 20, 2015 and December 31, 2015.

As stated in the Trust’s Quarterly Report on Form 10-Q filed by the Trust on November 23, 2015, pursuant to Section 9.02(b) of the Trust Agreement of the Trust (the “Trust Agreement”), the Trust shall terminate on its terms as a result of the failure to maintain a 1.2 to 1.0 ratio for two consecutive calendar quarters of (i) cash received pursuant to the Royalty Interests of the Trust (as defined hereafter) to (ii) administrative costs. The “Royalty Interests” are certain overriding royalty interests in the proved natural gas properties located in the Pottsville coal formation of the Black Warrior Basin, Tuscaloosa County, Alabama. Walter Energy, Inc. did not pay either (i) the distribution to the Trust that would have typically been paid in August 2015 and normally would have included payments for the Royalty Interests sold during the production months of April, May and June 2015 or (ii) the distribution to the Trust that would have typically been paid in December 2015 and normally would have included payments for the Royalty Interests sold during the production months July, August and September 2015. As a result of these nonpayments, the Trust did not maintain a 1.2 to 1.0 ratio for two consecutive calendar quarters. Therefore, pursuant to Section 9.02(b) of the Trust Agreement, the Trust must terminate.

Currently, the Trust is involved in various appeals of rulings by the Bankruptcy Court. The Trust is currently appealing three rulings: (1) the order issued on December 28, 2015 by the Bankruptcy Court rejecting as executory contracts under section 365 of the Bankruptcy Code (i) the overriding royalty conveyance recorded in Deed Book 1181 and Page 644 on June 30, 1994 in Tuscaloosa County, Alabama, (ii) the Trust Agreement and (iii) the Administrative Services Agreement; (2) the cash management order issued on July 15, 2015 and the order denying reconsideration of the cash management order issued on August 24, 2015; and (3) the final cash collateral order originally issued on September 28, 2015.

As a result of the appeals process and the termination procedures set forth in the Trust Agreement, the Trust’s termination process may continue into early 2017. If the Trust is successful on the appeals and the Trust receives value for the Royalty Interests through the termination procedures of the Trust Agreement, to the extent the assets of the Trust then exceed the liabilities of the Trust, it is possible that the Trust would be able to make a distribution to the unitholders of the Trust. However, there is no guarantee that the Trust will receive any value for the Royalty Interests even if it is successful on the appeals, or if the Trust does receive any value for the Royalty Interests, that the assets of the Trust will exceed the liabilities of the Trust.

On January 5, 2016, the Trust was notified by the New York Stock Exchange (the “NYSE”) that the NYSE had determined to commence proceedings to delist the units of beneficial interest of the Trust (the “Units”). As a result of the termination of the Trust, the NYSE determined that the Trust could no longer affirm an intent to cure the Trust’s noncompliance with the NYSE’s continued listing standards in Section 802.01C of the NYSE Listed Company Manual that requires an average closing price of $1.00 per Unit over a 30 trading-day period and NYSE Regulation determined to proceed with delisting the Units. On January 21, 2016, the NYSE filed a Form 25 with the SEC to report the removal of the Trust from NYSE listing. The Trust intends to file a Form 15 on or about February 1, 2016 to give notice of the Trust’s suspension of its duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, which will cease the Trust’s periodic reporting requirements and certain other filing requirements with the SEC. The Trust’s Units are currently being traded on the over the counter markets (“DOMR”).

As the Trust does not anticipate receiving payments at this time on the Royalty Interests, the Trust does not intend to perform an audit for 2015 and does not intend to send individual letters to each unitholder regarding the quarterly financials of the Trust. However, the Trust does intend to mail quarterly financial information to registered unitholders. Unitholders that do not receive the quarterly financial mailing may access financial information of the Trust from its website, www.dom-dominion.com, after January 31, 2016.

The Trust does not intend to send individual letters to each unitholder regarding the tax information of the Trust for 2015. However, the Trust does intend to mail tax information with general quarterly factors to registered unitholders only for their use. Unitholders that do not receive the tax information mailing may access tax information of the Trust from its website, www.dom-dominion.com, after January 31, 2016.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release regarding the Trust’s financial position, the steps taken to terminate the Trust and the Walter Energy, Inc. bankruptcy and its impact on the Trust, including the appeals, are forward-looking statements. Although the Trustee believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.